Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NEW GENERATION CONSUMER GROUP INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MARCH, A.D. 2025, AT 1:31 O`CLOCK P.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

2187549 8100
SR# 20251264535

Authentication: 203289301
Date: 03-27-25

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
NEW GENERATION CONSUMER GROUP INC.

New Generation Consumer Group Inc. (the ***"Company"***), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the ***"General Corporation Law"***), does hereby certify as follows:

FIRST: That, at a meeting of the Board of Directors of the Company, the following resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, and that such amendment was approved by holders of the majority of voting power of the Company. The resolution setting forth the proposed amendment is as follows:

> **RESOLVED,** that Article IV of the Certificate of Incorporation of the Company be and it hereby is amended to increase the number of authorized shares of common stock of the Company to Eight Billion (8,000,000,000) shares with a par value of $.001 per share.

SECOND: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Company on this 27th day of March, 2025.

NEW GENERATION CONSUMER GROUP INC.

Signed by:

By: ______________________
Jacob DiMartino
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:31 PM 03/27/2025
FILED 01:31 PM 03/27/2025
SR 20251264535 - File Number 2187549